EXHIBIT 5.15

CONSENT OF EXPERT

I, Joel Ashburner, consent to the use of my name and references to my name in Pretium Resources Inc.’s short form base shelf prospectus dated June 16, 2020, all supplements thereto and all documents incorporated by reference therein, and the registration statement on Form F-10 dated June 16, 2020 and any amendments thereto, including any post-effective amendments.

Yours truly,

/s/ Joel Ashburner
Joel Ashburner, B.A.Sc., P.Geo.
June 16, 2020